EXECUTION VERSION
DIRECTOR DESIGNATION AGREEMENT
          DIRECTOR DESIGNATION AGREEMENT, dated as of March 10, 2008 (this “Agreement”), by and among Lubar Capital, LLC (“Investor”), and Cogdell Spencer Inc. (the “Company”).
W I T N E S S E T H:
          WHEREAS, the Company, Cogdell Spencer LP, Goldenboy Acquisition Corp., MEA Holdings, Inc., Marshall Erdman & Associates, Inc. and Marshall Erdman Development, LLC have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) whereby Goldenboy Acquisition Corp. will be merged with and into MEA Holdings, Inc. (the “Merger”) in accordance with the Merger Agreement and the Wisconsin Business Corporation Law;
          WHEREAS, in connection with the Merger, the Company, Cogdell Spencer LP and Investor have entered into an agreement (the “Contribution Agreement”) pursuant to which the Investor has agreed to contribute certain of its shares in MEA Holdings, Inc. to Cogdell Spencer LP (the “Contribution”) in exchange for units of limited partnership interests issued by Cogdell Spencer LP (“OP Units”) (or the alternative units described in the Contribution Agreement);
          WHEREAS, the Board has expanded the number of directors of the Company so as to create a vacancy on the Board; and
          WHEREAS, in connection with the Merger and the Contribution, the Company has agreed to support a representative designated by Investor as a director of the Company, upon the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreement contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
          Section 1.1. Certain Defined Terms. In addition to the terms defined elsewhere herein, for purposes of this Agreement, the terms below shall have the following meanings:
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person. For purposes of this Agreement, with respect to Investor, “Affiliate” shall not include the Company or any other Person that is directly, or indirectly through one or more intermediaries, controlled by the Company and, with respect to the

Company, “Affiliate” shall not include Investor or any other Person that is directly, or indirectly through one or more intermediaries, controlled by Investor.
     “Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” means, with respect to any securities, having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing.
     “Board” means the Board of Directors of the Company.
     “Designation Notice” shall mean written notice from Investor to the Company pursuant to which Investor shall notify the Company of its exercise of its right to designate one Designee to serve as a director of the Company, which notice shall identify such Designee therein.
     “Designation Period” means the period commencing on the date hereof and ending on such date that Investor or its Affiliates cease to Beneficially Own at least 75% of the OP Units (or any equity securities in the Company or its Affiliates) issued pursuant to the Contribution Agreement.
     “Designee” shall mean any Person designated by Investor in a Designation Notice to serve as a director of the Company, which designee shall be an officer of Investor who is a Qualified Designee.
     “Person” means any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.
     “Qualified Designee” means a Designee that qualifies as a director under the Company’s Corporate Governance Guidelines, as the same may be amended from time to time and is otherwise reasonably acceptable to the Company
ARTICLE II.
BOARD DESIGNATION
          Section 2.1. Designation of Director. Subject to applicable law, and applicable stock exchange and securities market rules and regulations, the Company agrees to take, or cause to be taken, all actions necessary to elect (or cause to be elected) David Lubar as initial Designee. Subject to applicable law, and applicable stock exchange and securities market rules and regulations, during the Designation Period, following such initial election, the Company agrees to take all actions set forth under Section 2.3 below promptly after the receipt by the Company of a Designation Notice.
          Section 2.2. Replacement Director. Subject to applicable law, and applicable stock exchange and securities market rules and regulations, during the Designation Period, in the event that any Designee is unable or unwilling to serve as a director of the Company (due to death, disability or otherwise), or once having commenced to serve, is removed, withdraws or resigns from the Board or dies, such Designee’s replacement shall be nominated and designated by Investor, and the Company agrees to take, or cause to be taken, all actions necessary to cause such replacement to be elected to serve as a director of the Company for the remaining term of Designee.
          Section 2.3. Recommendation and Solicitation of Proxies. At each vote for the general election of directors of the Company held (whether by a meeting or written consent of the stockholders of the Company) during the Designation Period, following receipt of a Designation Notice, the Company shall nominate any Qualified Designee hereof for election as a director of the Company, provided (1) in the event that the Investor fails to send a timely Designation Notice in order for the Company to nominate a new Designee, the Designee currently serving as a director shall be deemed to be the Investor’s new Designee and (2) to the extent that the Board determines that the proposed Designee does not qualify as a Qualified Designee, Investor shall be permitted to propose additional Designees until such time that the Board determines that a proposed Designee qualifies as a Qualified Designee to serve as a director of the Company.
          Section 2.4. Charter and Bylaws. The Company shall take or cause to be taken all lawful action necessary to ensure that, at all times during the Designation Period, the Company’s charter and bylaws (in each case, as amended and in effect from time to time during the Designation Period) are not inconsistent with the provisions of this Agreement.
          Section 2.5. Indemnification and Insurance.
               (a) If elected as a director, the Company shall make available to the Designee, indemnification consistent with its current practices with respect to other directors of the Company, including entering into an indemnification agreement consistent with those entered into with the Company’s other directors.
               (b) The Company shall continue to maintain in full force and effect director and officer liability insurance for the benefit of each Designee elected as a director consistent with its current practices with respect to other directors of the Company.
          Section 2.6. Injunctive Relief. The parties hereto hereby agree that it is impossible to measure in money the damages which will be suffered or incurred by Investor by reason of any breach or violation by the Company of its obligations set forth in this Article II. Accordingly, in the event of any such breach or violation, in addition to any other remedy at law or in equity that Investor may have available to it, Investor shall have the right to specific performance of such obligations.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Investor as follows:

          Section 3.1. Corporate Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted.
          Section 3.2. Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board and all other necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.
          Section 3.3. No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of the articles of incorporation or bylaws of the Company (in each case, as amended and in effect on the date hereof), (ii) violate any provision of law, or any order, judgment or decree of any governmental entity, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets is subject.
ARTICLE IV.
ADDITIONAL AGREEMENTS
          Section 4.1. Term. This Agreement shall be effective as of the date hereof and shall continue in force and effect until the expiration of the Designation Period, at which time this Agreement shall be of no further force or effect except as otherwise provided herein.
          Section 4.2. Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by facsimile, hand delivery, mail (registered or certified mail, postage prepaid, return receipt requested) or any courier service, in each case providing reasonable proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses and facsimile numbers:
          if to Investor:
Lubar Capital, LLC
700 N. Water Street
Suite 1200
Milwaukee WI 53202
Attention: David Lubar
Facsimile: (414) 291 9061

          with a copy to:
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202
Attention: John A. Dickens, Esq.
Facsimile: (414) 273-5198
          if to the Company:
Cogdell Spencer Inc.
4401 Barclay Downs Drive
Suite 300
Charlotte, NC 28209
Attention: Frank Spencer
Facsimile: (704) 940 2957
          with a copy to:
Clifford Chance LLP
31 West 52nd Street
New York, NY 10019
Attention: Jay L. Bernstein, Esq.
Facsimile: (212) 878-8375
          Section 4.3. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.
          Section 4.4. Limitations on Rights of Third Parties. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.
          Section 4.5. Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the parties hereto and any purported or attempted assignment or other transfer of rights or obligations under this Agreement without such consent shall be void and of no force or effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

          Section 4.6. No Joint Venture or Business Entity. Nothing expressed or implied in this Agreement is intended or shall be construed to create or establish a joint venture, partnership or other business entity by, among or between the parties hereto.
          Section 4.7. Amendments. This Agreement may not be amended, modified or altered, and no provision hereof may be waived, in any such case in whole or in part, except by a subsequent writing signed by the parties hereto.
          Section 4.8. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.
          Section 4.9. Headings. The headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 4.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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          IN WITNESS WHEREOF, the parties hereto have caused this Board Designation Agreement to be duly executed as of the day and year first above written.

LUBAR CAPITAL, LLC

By:	Lubar Capital Management, LLC, its Manager

By:	Lubar & Co., Incorporated, its Manager

By:
David J. Lubar, President

COGDELL SPENCER INC.

By:

Name: Frank C. Spencer
Title: President and CEO